Exhibit 99.1

Ranpak Holdings Corp. Reports First Quarter 2020 Financial Results

●	Protective Packaging considered an essential industry in all Ranpak areas of operation

●	Packaging System placement up 8.5% year over year to nearly 107,000 machines

●	Net sales decreased 4.1% year over year and 4.6% year over year on a constant currency basis

●	Net loss of $3.6 million compared to net loss of $3.4 million and Adjusted EBITDA of $18.1 million (which represents approximately a 28% margin) is down 8.1% year over year

CONCORD TOWNSHIP, OH, May 11, 2020 - Ranpak Holdings Corp (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection solutions for e-commerce and industrial supply chains, today reported its first quarter 2020 financial results.

Omar Asali, Chief Executive Officer, commented, “Since the outbreak of COVID-19 Ranpak has taken decisive actions to promote the safety of our employees and customers, proactively managed our global supply chain to ensure a steady supply of our essential systems, and positioned our company to help support those in need. I am incredibly proud of all the ways our employees are responding to this crisis, all while staying focused on serving customers who count on Ranpak.”

“Considered an essential provider of goods across all of our operating areas, all Ranpak facilities have remained operational to date. Our teams have managed the business exceptionally well across the globe as we first encountered COVID-19 in Asia, then Europe, and most recently in North America. A combination of increased e-Commerce demand for our products and strong execution by our teams across the globe, offset by weakness in the industrial segment is reflected in our first quarter top-line results which were down 4.6% on a constant currency basis against a tough comparison in the first quarter of 2019 which benefited from buy-ins ahead of price increases as well as Brexit. Pro forma Adjusted EBITDA declined 8.1% to $18.1 million versus the prior year driven by lower sales and increased investments in the company relative to the first quarter of 2019. We continue to position ourselves for the future through additional hiring of personnel, digital footprint enhancement, and developing new products which will further solidify Ranpak’s status as the leading provider of paper-based systems for global supply chains. Our cash and liquidity position is strong, with $20.2 million of cash on hand at quarter end and full access to our $45 million undrawn revolver, and we continue to generate cash in the business, giving our operations the full flexibility needed.”

“In summary, our business fundamentals, liquidity, and financial health are strong. When the environment stabilizes and more industries re-open, we believe Ranpak will emerge in an improved position. We are encouraged by what we see coming out of Asia, as that region has bounced back nicely as many economies in that area of the world begin to re-open. Given the unknowns in the world, we are withdrawing our guidance and, as always, we are prudently managing our business in the near-term while maintaining focus on the long-term health and potential of our company.”

First Quarter 2020 Highlights

●	Packaging systems placement increased 8.5% year over year, to nearly 107,000 machines as of March 31, 2020

●	Net sales decreased 4.1% and 4.6% adjusting for constant currency[1]

●	Net loss of $3.6 million and Adjusted EBITDA[2] of $18.1 million for the three months ended March 31, 2020

[1]	Successor period presented contains the results and financial position of the company subsequent to the Ranpak Business Combination. Predecessor period presented contains the results and financial position of the Predecessor company prior to the Ranpak Business Combination.

[2]	Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Presentation of Combined and Pro Forma Measures and Reconciliation of US GAAP to Non-GAAP Measures” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Net sales decreased $2.7 million in the quarter, or 4.1%, to $63.4 million, primarily driven by a decrease in the volume of paper consumable products driven by lower demand for cushioning and void-fill products due to weakness in industrial end markets as well as a decline in the price of paper consumable products, which contributed a 2.6 pp decrease in sales. On a constant currency and a change in automation revenue recognition in both periods net sales decreased $3.1 million in the quarter, or 4.6% due lower sales in cushioning, void-fill, and automation offset by strong growth in wrapping.

Cost of sales for the three months ended March 31, 2020 and 2019 totaled $36.6 million and $37.9 million, respectively. Cost of sales decreased $1.3 million or 3.4% due to decreases in volume and a decrease in the price of paper offset by an increase in depreciation expense of $1.5 million year over year. Pro forma cost of sales decreased by $1.7 million, or 4.3%, to $37.4 million in the three months ended March 31, 2020 from $39.1 million for the three months ended March 31, 2019 after adjusting to a constant currency in both periods. Gross profit was $26.8 million, or 42.3% of sales. On a pro forma basis adjusting for constant currency and a change in automation revenue recognition in both periods, gross profit as a percentage of net sales was also 42.3% in the three months ended March 31, 2020, a decrease of 10 bps from 42.4% for the comparable period in 2019 due to higher depreciation expense partially offset by lower input costs.

Net loss was $3.6 million due principally to decreased volumes and pricing and increased investment in personnel versus the prior year.

Adjusted EBITDA decreased 8.1% to $18.1 million in the three months ended March 31, 2020 from $19.7 million for the comparable period in 2019 largely driven by decreased volumes and pricing and increased investment in personnel versus the prior year.

Balance Sheet and Liquidity

Ranpak completed the first quarter of 2020 with a strong liquidity position, including a cash balance of $20.2 million and no borrowings on its $45 million available Revolving Credit Facility.

As of March 31, 2020, the Company had First Lien Term Loan facilities outstanding consisting of $271 million USD denominated term loan and €140 million euro-denominated first lien resulting in a Bank Adjusted EBITDA leverage ratio of 4.4x as of March 31, 2020.

The following table presents Ranpak’s installed base of protective packaging systems by product line as of March 31, 2020 and 2019:

(in thousands)	March 31,		3/31/2020 vs. 3/31/2019
Protective Packaging Systems	2020	2019	Change	% Change
Cushioning machines	32.6	31.6	1.0	3.2%
Void-fill machines	61.7	57.3	4.4	7.7%
Wrapping machines	12.6	9.6	3.0	30.8%
Total	106.9	98.5	8.4	8.5%

Outlook for Remainder of 2020

Given the lack of visibility and uncertainty about the pandemic and its potential effects on the global economy, supply chain, and decisions made by all levels of government, we are withdrawing our forward-looking guidance. We expect that we will resume guidance when the environment stabilizes and we can provide a clear picture of our expectations. While withdrawing our guidance, we believe Ranpak is well positioned to weather the COVID-19 pandemic due to the essential role we play in the global supply chain, diverse operations and global customer base, and strong liquidity and cash generation position.

Conference Call Information

The Company will host a conference call and webcast at 8:30 a.m. (ET) on Monday, May 11, 2020. The conference call and earnings presentation will be webcast live at the following link: https://event.on24.com/wcc/r/2161152/DD6E7E4D839CC9416076D502D64348C4 .. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (844) 463-7543 (domestic) or (825) 312-2241 (international) and use the Conference ID: 8780577.

A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Monday, May 11, 2020, and ending at 11:59 p.m. (ET) on Monday, May 18, 2020. To listen to the replay, please dial (800) 585-8367 (domestic) or (416) 621-4642 (international) and use the Conference ID: 8780577.

RANPAK HOLDINGS CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

	Successor	Predecessor
	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Paper revenue	$53.4	$55.3
Machine lease revenue	8.5	9.0
Other revenue	1.5	1.8
Net sales	63.4	66.1
Cost of sales	36.6	37.9
Gross profit	26.8	28.2
Selling, general and administrative	19.6	14.3
Depreciation and amortization	7.5	10.7
Other operating expense, net	0.3	1.0
Income (loss) from operations	(0.6)	2.2
Interest expense	6.2	8.1
Foreign currency gain	(1.5)	(1.9)
Loss before income taxes	(5.3)	(4.0)
Income tax benefit	(1.7)	(0.6)
Net loss	(3.6)	(3.4)

Other comprehensive loss:
Foreign currency translation adjustments	(4.0)	(3.4)
Interest rate swap adjustments	(7.8)	—
Comprehensive loss	$(15.4)	$(6.8)

Net loss per share—basic and diluted

Net loss per share		$(3,387.94)

Weighted-average shares outstanding		995

Two-class method

Net loss per common stock, Class A and C-basic and diluted	$(0.05)

Weighted average number of Class A and C common stock outstanding, basic and diluted	70,862,576

 See notes to unaudited condensed consolidated financial statements.

RANPAK HOLDINGS CORP.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS, EXCEPT SHARE DATA)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$20.2	$19.7
Accounts receivable, net	29.5	36.1
Inventories, net	13.5	11.6
Income tax receivable	3.2	1.5
Prepaid expenses and other current assets	2.4	2.5
Total current assets	68.8	71.4

Property, plant and equipment, net	124.0	122.5
Goodwill	446.7	448.8
Intangible assets, net	449.6	458.6
Other assets	3.2	3.1
Total Assets	$1,092.3	$1,104.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$13.0	$12.3
Accrued liabilities and other	13.6	15.5
Current portion of long-term debt	1.5	1.6
Deferred machine fee revenue	0.8	2.5
Total current liabilities	28.9	31.9

Long-term debt	415.5	418.8
Deferred income taxes	113.9	115.0
Derivative instruments	14.7	4.6
Other liabilities	0.7	2.3
Total Liabilities	573.7	572.6

Commitments and Contingencies — Note 12
Shareholders’ Equity
Class A common stock, $0.0001 par; 200,000,000 shares authorized, 64,352,247 and 64,293,741 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Class C common stock, $0.0001 par value, 200,000,000 shares authorized, 6,511,293 issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	559.7	557.5
Accumulated deficit	(32.7)	(29.1)
Accumulated other comprehensive income (loss)	(8.4)	3.4
Total Shareholders’ Equity	518.6	531.8
Total Liabilities and Shareholders’ Equity	$1,092.3	$1,104.4

See notes to unaudited condensed consolidated financial statements.

RANPAK HOLDINGS CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	Successor	Predecessor
	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Cash Flows from Operating Activities
Net loss	$(3.6)	$(3.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14.5	16.1
Amortization of deferred financing costs	0.4	0.6
Loss on disposal of fixed assets	0.3	0.2
Deferred income taxes	1.7	(1.1)
Currency (gain) on foreign denominated debt and notes payable	(1.6)	(2.1)
Amortization of restricted stock units	2.2	—
Changes in operating assets and liabilities:
Decrease in receivables, net	6.1	2.9
(Increase) in inventory	(2.1)	(0.6)
Decrease in prepaid expenses and other assets	—	1.1
Increase (decrease) in accounts payable	1.0	(3.0)
Increase (decrease) in accrued liabilities	(1.7)	0.9
Change in other assets and liabilities	(5.6)	2.0
Net cash provided by operating activities	11.6	13.6

Cash Flows from Investing Activities
Capital expenditures:
Converter equipment	(8.6)	(6.2)
Other capital expenditures	(1.7)	(0.3)
Total capital expenditures	(10.3)	(6.5)
Patent and trademark expenditures	(0.2)	(0.1)
Net cash used in investing activities	(10.5)	(6.6)

Cash Flows from Financing Activities
Payments on term loans and credit facility	(0.4)	(1.1)
Net cash used in financing activities	(0.4)	(1.1)

Effect of Exchange Rate Changes on Cash	(0.2)	(0.2)
Net Increase in Cash and Cash Equivalents	0.5	5.7
Cash and Cash Equivalents, beginning of period	19.7	17.5
Cash and Cash Equivalents, end of period	$20.2	$23.2

See notes to unaudited condensed consolidated financial statements.

Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We have, however, also disclosed below Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA, which are non-GAAP financial measures. We have included EBITDA and adjusted EBITDA because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and adjusted EBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. Accordingly, we believe that EBITDA and adjusted EBITDA provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as our management and board of directors.

EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, EBITDA and adjusted EBITDA should not be viewed as substitutes for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

●	EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

●	EBITDA and adjusted EBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;

●	adjusted EBITDA does not take into account any restructuring and integration costs; and

●	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces their usefulness as comparative measures.

EBITDA—EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.

Adjusted EBITDA—Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; expenses related to the Ranpak Business Combination and, in certain periods, certain other income and expense items.

We also believe that adjusting these non-GAAP measures for comparability between the Predecessor, Successor and Pro Forma periods is useful to the user of our financial statements.

In addition, in our discussion below, we include certain unaudited, non-GAAP pro forma data for the three months ended March 31, 2020 and 2019. This data is based on our historical financial statements included elsewhere in this Quarterly Report on Form 10-Q, adjusted (where applicable) to remove the effect of costs incurred to consummate the Ranpak Business Combination, other one-time costs incurred due to the Company entering into the Ranpak Business Combination and for purchase accounting adjustments related to the Ranpak Business Combination as well as to reflect a constant currency presentation between periods for the convenience of readers.  We refer to these data as pro forma data in our discussion. However, such pro forma data have not been prepared in accordance with Article 11 of Regulation S-X. We reconcile this data to our GAAP data for the same period under “Presentation and Reconciliation of GAAP to Non-GAAP Measures” for the three months ended March 31, 2020.

The following tables and related notes reconcile certain non-GAAP measures including the non-GAAP pro forma measures, to GAAP information presented in this Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and 2019:

	Successor			Predecessor
	As Reported		Pro Forma	As Reported			Pro Forma
(in millions)	Three Months Ended March 31, 2020	Adjustments (6)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Adjustments (6)		Three Months Ended March 31, 2019
Net sales	$63.4	$1.4	64.8	$66.1	$1.8	(1)	67.9
Cost of sales (COS)	36.6	0.8	37.4	37.9	1.2	(2)	39.1
Gross Profit	26.8	0.6	27.4	28.2	0.6		28.8
Selling, general and administrative (SGA)	19.6	0.3	19.9	14.3	0.1		14.4
Depreciation and amortization	7.5	0.1	7.6	10.7	0.1		10.8
Other operating expense, net	0.3	0.2	0.5	1.0	0.1		1.1
Income (loss) from operations	(0.6)	—	(0.6)	2.2	0.3		2.5
Interest expense	6.2	—	6.2	8.1	—		8.1
Foreign currency (gain) loss	(1.5)	—	(1.5)	(1.9)	—		(1.9)
(Loss) Income before income taxes	(5.3)	—	(5.3)	(4.0)	0.3		(3.7)
Income tax (benefit) expense	(1.7)	—	(1.7)	(0.6)	0.1	(3)	(0.5)
Net (loss) income	$(3.6)	$—	(3.6)	$(3.4)	$0.2		(3.2)

Add (5):
COS Depreciation & amortization			$7.0				$5.5
SG&A Depreciation & amortization			7.6				10.7
Interest expense			6.2				8.1
Income tax (benefit) expense			(1.7)				(0.6)
EBITDA			15.5				20.5

Adjustments (4):
Unrealized (gain) loss translation			(1.5)				(2.1)
Constant currency adjustment at 1.15			0.1				0.1
Non-cash impairment losses			0.2				0.1
M&A, restructuring and severance			1.3				0.8
PE sponsor costs			—				0.5
Restricted stock unit expense			2.2				—
Other non-core and non-cash adjustments			0.3				(0.2)
Adjusted EBITDA			$18.1				$19.7

	As Reported						Pro Forma
	Successor		Predecessor				Successor		Predecessor
(in millions)	Three Months Ended March 31, 2020	% of net sales	Three Months Ended March 31, 2019	% of net sales	Better/(Worse) to Predecessor Three Months Ended March 31, 2019		Three Months Ended March 31, 2020	% of net sales	Three Months Ended March 31, 2019	% of net sales	Better/(Worse) to Predecessor Three Months Ended March 31, 2019
Net sales	$63.4		$66.1		$(2.7)	(4.1)%	$64.8		$67.9		$(3.1)	(4.6)%
Cost of sales (COS)	36.6	57.7%	37.9	57.3%	(1.3)	(3.4)%	37.4	57.7%	39.1	57.6%	(1.7)	(4.3)%
Gross Profit	26.8	42.3%	28.2	42.7%	(1.4)	(5.0)%	27.4	42.3%	28.8	42.4%	(1.4)	(4.9)%
Selling, general and administrative (SGA)	19.6	30.7%	14.3	21.6%	5.3	37.1%	19.9	30.7%	14.4	21.2%	5.5	38.2%
Depreciation and amortization	7.5	11.7%	10.7	16.2%	(3.2)	(29.9)%	7.6	11.7%	10.8	15.9%	(3.2)	(29.6)%
Other operating expense, net	0.3	0.8%	1.0	1.5%	(0.7)	(70.0)%	0.5	0.8%	1.1	1.6%	(0.6)	(54.5)%
Income (loss) from operations	(0.6)	(0.9)%	2.2	3.3%	(2.8)	(127.3)%	(0.6)	(0.9)%	2.5	3.7%	(3.1)	(124.0)%
Interest expense	6.2	9.6%	8.1	12.3%	(1.9)	(23.5)%	6.2	9.6%	8.1	11.9%	(1.9)	(23.5)%
Foreign currency (gain) loss	(1.5)	(2.3)%	(1.9)	(2.9)%	0.4	(21.1)%	(1.5)	(2.3)%	(1.9)	(2.8)%	0.4	(21.1)%
(Loss) Income before income taxes	(5.3)	(8.2)%	(4.0)	(6.1)%	(1.3)	32.5%	(5.3)	(8.2)%	(3.7)	(5.4)%	(1.6)	43.2%
Income tax (benefit) expense	(1.7)	(2.6)%	(0.6)	(0.9)%	(1.1)	183.3%	(1.7)	(2.6)%	(0.5)	(0.7)%	(1.2)	240.0%
Net (loss) income	$(3.6)	(5.6)%	$(3.4)	(5.1)%	$(0.2)	5.9%	(3.6)	(5.6)%	(3.2)	(4.7)%	(0.4)	12.5%

Add (5):
COS Depreciation & amortization							7.0		5.5		1.5	27.3%
SG&A Depreciation & amortization							7.6		10.7		(3.1)	(29.0)%
Interest expense							6.2		8.1		(1.9)	(23.5)%
Income tax (benefit) expense							(1.7)		(0.6)		(1.1)	183.3%
EBITDA							15.5		20.5		(5.0)	(24.4)%

Adjustments (4):
Unrealized (gain) loss translation							(1.5)		(2.1)		0.6	(28.6)%
Constant currency adjustment at 1.15							0.1		0.1		—
Non-cash impairment losses							0.2		0.1		0.1	100.0%
M&A, restructuring and severance							1.3		0.8		0.5	62.5%
PE sponsor costs							—		0.5		(0.5)	(100.0)%
Restricted stock unit expense							2.2		—		2.2
Other non-core and non-cash adjustments							0.3		(0.2)		0.5	(250.0)%
Adjusted EBITDA							$18.1		$19.7		$(1.6)	(8.1)%

(1)	Adjust for percentage of completion revenue recognition change
(2)	Adjust for percentage of completion revenue recognition change for cost of sales
(3)	Adjust tax provision at 21.0% corporate rate for items adjusted above
(4)	Adjustments are related to non-recurring costs such as: unrealized non-cash (gains) losses on translation of the Predecessor debt, private equity monitoring fees, non-cash (gain) loss on the disposal of machines, acquisition costs, severance and a revenue recognition adjustment related to e3NEO acquisition. Certain costs related to being a public company, such as additional staff, legal and accounting costs that were not included in the Predecessor are also included in Adjusted EBITDA.
(5)	Reconciliations of EBITDA and Adjusted EBITDA for each period presented are to net (loss) income, the nearest GAAP equivalent, and accordingly include the adjustments shown in the “Adj.” column to net (loss) income of each table.
(6)	Effect of Euro constant currency adjustment to a rate of $1.15 US Dollar to €1.00 as follows:

(in thousands)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Net sales	$1,425.8	$481.1
Cost of sales	797.1	278.5
Gross Profit	628.7	202.7
Selling, general and administrative	342.2	101.3
Depreciation and amortization	80.9	53.3
Other operating expense, net	195.3	63.5
Income (loss) from operations	10.3	(15.4)
Interest expense	29.8	10.5
Foreign currency (gain) loss	6.0	1.4
Loss before income taxes	(25.5)	(27.3)
Income tax (benefit) expense	(23.3)	(7.6)
Net (loss) income	$(2.2)	$(19.7)